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                                                                   EXHIBIT 99.3

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PRESS RELEASE                                                    NATIONAL MEDIA
Contact:                                                            CORPORATION
Bruce Boyle
Director of Corporate Communications
(800) 311-3561


                           NATIONAL MEDIA CORPORATION
                              ACQUIRES PACIFIC RIM
                              TELEVISION MARKETERS


                 TRANSACTION VALUED AT APPROXIMATELY $27 MILLION

Philadelphia, PA, May 30, 1996 -- National Media Corporation (NYSE:NM) today announced an agreement to acquire two prominent television marketing companies, one doing business in New Zealand and throughout Asia and the other doing business in Australia.

The two companies, Prestige Marketing (doing business in New Zealand and throughout Asia) and Suzanne Paul Pty Ltd. (doing business in Australia) are at present joint venture partners in New Zealand and Australia with Quantum International, Ltd., National Media Corporation's international subsidiary.

The companies are the two largest in Australia and New Zealand and are the two largest independent, direct response companies operating in the Pacific Rim.

Mark P. Hershhorn, President and Chief Executive Officer of National Media Corporation, said, "Our association with Prestige Marketing and Suzzanne Paul in the past nine months has been extremely successful. We expect these new subsidiaries of National Media Corporation to begin adding revenues and profits from day one, which will make the acquisition non-dilutive on an earnings per share basis to our shareholders."

The acquisition will be funded by a combination of cash and National Media Corporation common stock and is expected to be completed within 30 days.

Together, the companies market more than 60 products directly, and in concert with their licensee (TV Media, an independent company not part of the transaction). Prestige Marketing and Suzanne Paul direct response television programming appears on 30 different networks in Australia, New Zealand, Hong Kong, Singapore, Malaysia, Indonesia, Thailand, the Philippines, South Africa, Fiji, Taiwan, Japan and Russia.

                                    -MORE-

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MAY 30, 1996
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Paul Meier, Managing Director of Prestige Marketing, Ltd., said, "This joining of forces is the absolute best way to maximize the opportunities for transactional television in this growing part of the international consumer market. We're looking forward to joining the world's premiere television marketing company."

The acquisition is subject to regulatory notification.

National Media Corporation is the world's largest publicly held infomercial company and has built a strong, integrated, global consumer marketing company through its expertise in transactional television and, with Quantum International, Ltd. and Positive Response Television (PRTV), brings infomercial programming to more than 260 million households worldwide.


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